SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2008

CENTENE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31826 (Commission file number)	42-1406317 (IRS Employer Identification No.)

7711 Carondelet Avenue, St. Louis, Missouri 63105
(Address of principal executive office and zip code)
Registrant’s telephone number, including area code: (314) 725-4477

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    (a) On October 14, 2008, Centene Corporation issued a press release announcing that its results for the third quarter of 2008 will include impairment losses on its investment portfolio that are expected to reduce reported diluted earnings per share by $0.07. The impairment losses represent less than 1% of Centene's investment portfolio as of June 30, 2008 and are primarily related to investments in the Reserve Primary money market fund whose Net Asset Value fell below $1.00 per share due to its holdings of securities backed by Lehman Brothers Holdings, Inc.  The Company expects to recover approximately 95% of its Reserve Primary Fund investments and has more than adequate liquidity to fund its operations in the meantime.

At June 30, 2008, Centene had a diversified portfolio of cash and investments totaling $709.9 million that currently puts the Company well in excess of capital adequacy levels under pertinent state insurance regulations. After giving effect to the impairment losses noted above, the Company's remaining exposure to securities of financial services entities such as banks, broker-dealers and other non-bank financial firms currently approximates $15 million. Centene continues to monitor and assess the status of these investments.

Excluding the effect of the above noted $0.07 impairment charge, Centene reaffirms its previous 2008 earnings per diluted share guidance of $1.87 to $1.97.

The full text of the press release is included as Exhibit 99.1 to this report. The information contained in the website cited in the press release is not a part of this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished and not filed:

99.1  Press release of Centene Corporation issued October 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2008	CENTENE CORPORATION
	By:	/s/ ERIC R. SLUSSER
Eric R. Slusser
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release of Centene Corporation issued October 14, 2008.